Exhibit 10.9(d)

To:	Carol A. Wrenn

From:	Dean Mitchell

Regarding:	Employment Terms

Date:	September 1, 2008
This memo confirms your employment as President, Animal Health of Alpharma Inc. (“Alpharma” or the “Company”), reporting to me.
The terms of your employment are listed below and in the plan documents for each of the compensation and benefits programs available to you. (In the event of any inconsistency between this memo and the plan documents, as may be amended from time to time, the plan documents will govern).
Effective Date: September 1, 2008.
Annual Base Salary: Your annual base salary shall continue at your current rate of $414,000/year.
Executive Allowance: Your executive allowance will remain at $28,600 per year, paid bi-weekly.
Short Term Incentive Plan (STIP): Your target bonus will remain at 50% of your base salary.
Severance Plan and Change of Control Plan:
You will be eligible for benefits under Alpharma’s Severance and Change of Control Plans (the “Plans”) as a member of my Leadership Team. Subject to all of the terms of the Plans and applicable laws: (a) the Severance Plan provides for 18 months of base salary and bonus should your employment be terminated by the Company for any reason other than “for Cause” (as such term is defined therein); and (b) the Change of Control Plan provides for an additional 12 months of base salary and bonus (30 months total) should certain changes to the Company’s ownership structure occur and, during the two-year period following such change, you are subject to an Involuntary Termination or Constructive Termination (as such terms are defined therein). Please consult the Plans for a description of other benefits to be provided to you in the event of a covered termination of your employment.
Life and Accident Insurance Benefits:
Your Basic Life Insurance and your Basic Accidental Death & Dismemberment Insurance coverages will continue at three times your base annual salary, rounded to the next highest $1,000. The maximum benefit for each of these insurance coverages is $1,000,000. For complete details, please visit www.alpharma.com/benefits.
Other Benefits:
You will be provided with an annual paid vacation of 20 days per calendar year, accrued in accordance with our vacation policy. You will also continue to be given 12 holidays each calendar year (4 of which were

September 1, 2008

designated as floating holidays in 2008). All vacation days and floating holidays must be taken in accordance with the Company’s vacation policy, as is in effect from time to time.
Entire Agreement:
You acknowledge and agree that this memo sets forth your compensation in full, and there are no other agreements, arrangements or commitments regarding your compensation or employment that are not superseded by this memo, with the exception of: (a) the Company’s health and benefit plans that are available to all employees at your level, and (b) any confidentiality and assignment of intellectual property rights undertakings signed by you. For the avoidance of doubt, you acknowledge and agree that the following employment-related agreements between you and the Company are hereby terminated and of no further force or effect: Agreement dated October 19, 2001, Agreement dated July 15, 2003, Agreement dated February 11, 2004 and Agreement dated December 19, 2005.
At-Will Employment / Confidentiality:
Please note that this memo is not a promise or offer of continued employment by the Company, and does not change the “at will” status of your employment with Alpharma. We also remind you that the confidentiality and assignment of intellectual property rights undertakings you executed when you joined Alpharma remain in full force and effect.
On behalf of the Leadership Team, I would like to thank you for all of your dedication and hard work. We look forward to your continued contributions at Alpharma. Please execute below to acknowledge and accept the terms of your position, and return your signed acceptance to me.

Sincerely,

/s/ Dean Mitchell

Dean Mitchell

/s/ Carol A. Wrenn

Name:	Carol A. Wrenn
Date:	September 1, 2008